Exhibit 99.1

MYR Group Inc. Announces Change to a Virtual Meeting Format

for 2020 Annual Meeting of Stockholders

Rolling Meadows, Ill., April 1, 2020 — MYR Group Inc. (“MYR Group”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, announced a change in the format of its Annual Meeting of Stockholders (“Annual Meeting”) from in-person to virtual-only. Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of the Company’s stockholders, employees, and their families, the Company will hold its Annual Meeting in a virtual meeting format only, via webcast. As previously announced, the Annual Meeting will be held on Thursday, April 23, 2020 at 10:00 a.m. Mountain Time.

As described in the Company’s proxy materials previously distributed for the Annual Meeting, stockholders of record at the close of business on March 2, 2020, the record date, are entitled to participate in the Annual Meeting. To participate in and/or vote at the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/MYRG2020. Stockholders must enter the 16-digit control number found on their updated proxy card to be distributed beginning today, or their voting instruction form which was previously distributed.

For additional information regarding how stockholders may access, vote and participate in the virtual Annual Meeting, please refer to the Company’s supplemental proxy materials filed today with the Securities and Exchange Commission.

About MYR Group Inc.

MYR Group is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers. For more information, visit myrgroup.com.

Contacts

Betty R. Johnson, Chief Financial Officer, MYR Group Inc., (847) 290-1891, investorinfo@myrgroup.com

David Gutierrez, Dresner Corporate Services, (312) 780-7204, dgutierrez@dresnerco.com